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                      [Peat Marwick LLP Letterhead]

                      Independent Auditors' Consent

The Board of Directors
The Toro Company:

We consent to incorporation by reference in the Registration Statements (Nos. 33-26268, 33-31586, 33-38308, 33-44668, 33-51563, 33-55550, 33-67748,
33-59563, and 33-62748) on Forms S-3 and S-8 of The Toro Company of our reports dated September 7, 1995, relating to the consolidated balance sheets of The Toro Company and subsidiaries as of July 31, 1995 and 1994, and the related consolidated statements of earnings and cash flows and related financial statement schedules for each of the years in the three-year period ended July 31, 1995, which reports are included in or incorporated by reference in the annual report on Form 10-K of The Toro Company.




                                   KPMG Peat Marwick LLP






Minneapolis, Minnesota
October 27, 1995




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